GAM FUNDS, INC.


GAM International Management Limited
12 St. James's Place
London SWIA 1NX
ENGLAND


                AMENDED AND RESTATED INVESTMENT ADVISORY CONTRACT

Dear Sirs:

         The undersigned, GAM Funds, Inc., a Maryland corporation (the "Fund"), is an open-end diversified series investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"). This letter (the "Contract") confirms your engagement as investment adviser to each series of the Fund's shares presently authorized -- GAM International Fund, GAM Global Fund, GAM Pacific Basin Fund, GAM Europe Fund, GAM North America Fund, GAM Japan Capital Fund and GAMerica Capital Fund -- on the terms and subject to the conditions set forth below:

SECTION 1.        INVESTMENT MANAGEMENT SERVICES

                  A.       GENERAL

                  You shall conduct and maintain a continuous review of each series' portfolio of securities and investments, and, except with respect to GAM North America Fund, you shall make all decisions regarding purchases and sales of securities and other investments on behalf of each series. On behalf of each series other than GAM North America Fund, such services shall include, among others, determining the portion of the assets of each series to be held in United States and foreign issuers and entering into foreign exchange contracts in connection therewith on behalf of each series, as you deem advisable.

                  With respect to GAM North America Fund, you shall provide to Fayez Sarofim & Co. ("Sarofim") recommendations as to the purchase and sale of securities, portfolio reviews, and investment research and advice with respect to the securities and investments of GAM North America Fund.

                  In all instances, you shall be guided by the investment objectives, policies and restrictions of each series as set forth in the Prospectus and the Statement of Additional Information filed by the Fund with


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                                      -2-

the Securities and Exchange Commission, as amended from time to time (the "Disclosure Documents"), in accordance with such other policies or limitations adopted by the Board of Directors and the provisions of the 1940 Act and the rules promulgated thereunder. We agree to supply you with all such relevant documents and to notify you of any relevant changes in the Fund's investment objectives, policies and restrictions.

                  In acting under this Agreement, you shall be an independent contractor and shall not be an agent of the Fund.

                  B.       SELECTION AND RECOMMENDATIONS OF BROKERS

                  With respect to each series of the Fund other than GAM North America Fund, you shall be solely responsible for the selection of members of securities exchanges, brokers and dealers for the execution of the portfolio transactions of the Fund, and, when applicable, negotiating commissions in connection therewith. With respect to GAM North America Fund, you shall make recommendations to Sarofim as requested by Sarofim as to the selection of members of securities exchanges, brokers and dealers for the execution of the portfolio transactions of GAM North America Fund. All such selections and recommendations shall be made in accordance with the Fund's policies and restrictions regarding brokerage allocation set forth in the Disclosure Documents.

                  You may, in making such brokerage selections and recommendations and in negotiating commissions, take into account any services or facilities provided by a broker. You are authorized to select or recommend a member of a securities exchange or any other securities broker or dealer which charges an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction if you determine in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) provided by such member, broker or dealer, viewed in terms of either that particular transaction or your overall responsibility with respect to the accounts as to which you exercise investment discretion (as that term is defined in Section 3(a)(35) of the 1934 Act).

                  C.       REPORTS AND SUMMARIES

                  You shall maintain a continuous record of all the investments and securities which comprise the portfolio of each series of the Fund, other than GAM North America Fund, and shall furnish to the Fund or its designee such summaries of each series' portfolio and such other reports, evaluations, analyses and opinions, including statistical reports, relating to your services as investment adviser hereunder as the Fund may reasonably request at any time or from time to time or as you may deem helpful to the Fund. All such records shall be the property of the Fund.


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                                      -3-

SECTION 2.        EXPENSES

                  You shall assume and pay all of your own costs and expenses, including those for furnishing such office space, office equipment, office personnel and office services as you may require in the performance of your duties under this Contract.

                  The Fund shall bear all expenses of its organization, operations and business not expressly assumed or agreed to be paid by you under this Contract. In particular, but without limiting the generality of the foregoing, the Fund shall pay all interest, taxes, governmental charges or duties, fees, brokerage and commissions of every kind arising hereunder or in connection herewith, expenses of issue, repurchase or redemption of the Fund's shares, expenses of registering, qualifying and pricing the Fund's shares for sale, insurance, association membership dues, all charges of custodians (including fees as custodian and for keeping books, performing portfolio valuations and rendering other services to the Fund), transfer agents, registrars, dividend disbursing agents, independent auditors and legal counsel, expenses of preparing, printing and distributing all prospectuses, proxy material, reports and notices to shareholders, all distribution expenses under its Plan adopted in accordance with Rule 12b-1 under the 1940 Act, fees and out-of-pocket expenses of directors, all overhead expenses of the Fund's operations, including office space, office equipment, office personnel and office services and all other costs incident to the Fund's corporate existence.

SECTION 3.        USE OF SERVICES OF OTHERS

                  You may (at your expense except as set forth in Section 2 hereof) employ, retain or otherwise avail yourself of the services or facilities of other persons or organizations for the purpose of providing you or the Fund with such statistical or factual information, such advice regarding economic factors and trends or such other information, advice or assistance as you may deem necessary, appropriate or convenient for the discharge of your obligations hereunder or otherwise helpful to the Fund.

SECTION 4.        MANAGEMENT FEES

                  A.       FEE RATE

                  In consideration of your services hereunder to each series of the Fund other than GAM North America Fund, you shall be entitled to a management fee, payable quarterly, equal to 0.25% of the average daily net assets of each series of the Fund during the quarter preceding each payment (equivalent to an annual fee of 1% of the average daily net assets of the Fund during the year). The fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid quarterly to you on the first business day of the next succeeding quarter. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the quarter by 0.25% and multiplying this product by the net assets of each series of the


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                                      -4-

Fund as determined in accordance with the Fund's Prospectus as of the close of business on the previous business day on which the Fund was open for business.


                  In consideration of your services hereunder to GAM North America Fund, you shall be entitled to a management fee, payable quarterly, equal to 0.125% of the average daily net assets of GAM North America Fund during the quarter preceding each payment (equivalent to an annual fee of 0.5% of the average daily net assets of GAM North America Fund during the year). The fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid quarterly to you on the first business day of the next succeeding quarter. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the quarter by 0.125% and multiplying this product by the net assets of GAM North America Fund as determined in accordance with the Fund's Prospectus as of the close of business on the previous business day on which the Fund was open for business.

                  B.       EXPENSE LIMITATION

                  In the event that the annual expenses of any series of the Fund for all purposes (including the investment management fee), except taxes, brokerage fees and commissions, distribution expenses and (with the consent of the state securities administrators where necessary) extraordinary expenses such as litigation, exceed the limits prescribed by any state in which the shares of such series are qualified for sale, the amount of the fee payable by such series to you will be reduced by the amount of any such excess. When the accrued amount of such expenses exceeds the limits at month-end, the accrued amount of your fee at month-end will be reduced by the amount of such excess, subject to adjustment monthly during the balance of the Fund's fiscal year if accrued expenses thereafter fall below the limit.

SECTION 5.        LIMITATION OF LIABILITY OF INVESTMENT ADVISER

                  You shall be liable for losses resulting from your own acts or omissions caused by your willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder or your reckless disregard of your duties under this Contract, and nothing herein shall protect you against any such liability to the Fund or its shareholders. You shall not be liable to the Fund or to any shareholder of the Fund for any claim or loss arising out of any investment or other act or omission, in the performance of your duties under this Contract or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Fund's assets maintained with custodians or securities depositories in foreign countries or from any political acts of any foreign governments to which such assets might be exposed.


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                                      -5-

SECTION 6.        SERVICES TO OTHER CLIENTS AND THE FUND

                  Nothing contained in this Contract shall be deemed to prohibit you or any of your affiliated persons from acting, and being separately compensated for acting, in one or more capacities on behalf of the Fund. We understand that you may act as investment manager or in other capacities on behalf of other investment companies and customers. While information and recommendations you supply to the Fund and investments you make on behalf of the Fund shall in your judgment be appropriate under the circumstances in light of the investment objectives and policies of the Fund, it is understood and agreed that they may be different from the information and recommendations you or your affiliated persons supply to other clients. You and your affiliated persons shall supply information, recommendations and any other services, and shall allocate investment opportunities among each series of the Fund and any other client, in an impartial and fair manner in order to seek good results for all clients involved, but you shall not be required to give preferential treatment to any one series of the Fund as compared with the treatment given to any other series or to any other client. Whenever you shall act in multiple capacities on behalf of the Fund, you shall maintain the appropriate separate accounts and records for each such capacity. As used herein, the term "affiliated person" shall have the meaning assigned to it in the 1940 Act.

                  On occasions when you deem the purchase or sale of a security to be in the best interest of one or more of the Fund's series as well as other customers, you may, to the extent permitted by applicable law, aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. You may also on occasion purchase or sell a particular security for one or more customers in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by you in the manner you consider to be the most equitable and consistent with your fiduciary obligations to each series of the Fund and to such other customers.

SECTION 7.        REPORTS TO INVESTMENT ADVISER

                  The Fund shall furnish to you solely for your use such prospectuses, proxy statements, reports and other information relating to the business and affairs of the Fund as you may, at any time or from time to time, reasonably require in order to discharge your duties under this Contract.

SECTION 8.        USE OF INVESTMENT ADVISER'S NAME

                  The Fund may use the names "GAM Funds, Inc.", "GAM International Fund", "GAM Global Fund", "GAM Pacific Basin Fund", "GAM Europe Fund", "GAM North America Fund", "GAM Japan Capital Fund", "GAMerica Capital Fund" or any other name derived from the name "GAM" or "Global Asset Management" only for so long as (i) this Contract or any extension, renewal or amendment hereof remains in effect, (ii) a majority of your equity interest shall continue to be owned by your corporate parent, Global Asset Management Ltd., or (iii) you shall specifically consent in writing to such continued use. Any such use by the Fund shall in no way prevent you or any of your successors or assigns from using


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                                      -6-

or permitting the use of the names GAM Funds, Inc., GAM International Fund, GAM Global Fund, GAM Pacific Basin Fund, GAM Europe Fund, GAM North America Fund, GAM Japan Capital Fund, GAMerica Capital Fund or any component or components thereof, singly or in any combination, alone or with any other word or words, for, by or in connection with any other entity or business, other than the Fund or its businesses, whether or not the same directly or indirectly competes or conflicts with the Fund or its business in any manner. To the extent permitted by the 1940 Act and rules and regulations thereunder, and more particularly, Investment Company Act Release No. 5510, dated October 8, 1968, in the event that you shall cease to be the investment manager of the Fund or your corporate parent shall no longer own a majority of your equity interest, the Fund, upon your written request, shall submit to its shareholders for their vote a proposal to amend its Charter to delete from its name the initials "GAM" and thereafter
(1) cease to use the names "GAM Funds, Inc.", "GAM International Fund", "GAM Global Fund", "GAM Pacific Basin Fund", "GAM Europe Fund", "GAM North America Fund", "GAM Japan Capital Fund", "GAMerica Capital Fund" or any component or components thereof, singly or in any combination, or any name deceptively similar to "Global Asset Management" or "GAM Funds", "GAM International", "GAM Global", "GAM Pacific Basin", "GAM Europe", "GAM North America", "GAM Japan Capital" or "GAMerica Capital Fund" in any way whatsoever, and (2) for such period and in such manner as may reasonably be required by you, on all letterheads and other material designed to be read or used by salesmen, distributors or investors, state in a prominent position and prominent type that GAM International Management Limited has ceased to be the investment manager of the Fund, provided, however, that if you make such request because your parent corporation no longer owns a majority of your equity interest, the question of continuing the investment management agreement between you and the Fund must be submitted to a vote of the shareholders of each series of the Fund at the time of submission of the proposal to amend the Fund's name.

SECTION 9.        TERM OF CONTRACT

                  This Contract shall be effective on December 17, 1999. This Contract shall continue in effect from year to year with respect to each series, subject to approval annually by the Board of Directors of the Fund or by vote of a majority of the outstanding shares of each such series of the Fund (as defined in the 1940 Act) and also, in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the directors of the Fund who are not parties to this Contract or interested persons (as defined in the 1940 Act) of any such person.

SECTION 10.       TERMINATION OF CONTRACT; ASSIGNMENT

                  This Contract may be terminated with respect to each series by either party hereto, without the payment of any penalty, upon 60 days' prior notice in writing to the other party; provided, that in the case of termination by the Fund, such action shall have been authorized by resolution of a majority of the directors of the Fund in office at the time or by vote of a majority of the outstanding shares of such series of the Fund (as defined by the 1940 Act).


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                                      -7-

                  This Contract shall automatically terminate in the event of its assignment (as defined in the 1940 Act). Termination of this Contract for any reason shall not affect rights of the parties that have accrued prior thereto.

SECTION 11.       APPLICABLE PROVISIONS OF LAW

                  This Contract shall be subject to all applicable provisions of law, including, without limitation, the applicable provisions of the 1940 Act, and to the extent that any provisions herein contained conflict with any such applicable provisions of law, the latter shall control.

                  If the above terms and conditions are acceptable to you, please so indicate by signing and returning to us the enclosed copy of this letter, whereupon this letter shall constitute a binding contract between us.

                                             Very truly yours,

                                             GAM FUNDS, INC.


                                             By:  /s/ KEVIN J. BLANCHFIELD
                                                  ------------------------------
                                                      Authorized Signature

Accepted and Agreed:

GAM INTERNATIONAL MANAGEMENT LIMITED


By:  /s/ DAVID J. MILLER
     ------------------------
         Authorized Signature